Exhibit 99.1

News Release

Contact: Mike Majors 972-569-3627	•	3700 S. Stonebridge Drive McKinney, Texas 75070	•	NYSE Symbol: TMK

TORCHMARK CORPORATION REPORTS

FIRST QUARTER 2010 RESULTS

McKinney, TX, April 27, 2010—Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended March 31, 2010, net income was $1.46 per share compared with $0.91 per share for the year-ago quarter. Net operating income for the quarter was $1.52 per share, a 2% increase compared with $1.49 per share for the year-ago quarter.

Reconciliations between net income and net operating income are shown in the Financial Summary below.

FINANCIAL SUMMARY

Net operating income, a non-GAAP financial measure, has long been consistently used by Torchmark’s management to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and nonrecurring items which are included in net income. Management believes that an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended March 31,		%	Quarter Ended March 31,		%
	2010	2009	Chg.	2010	2009	Chg.

Insurance underwriting income*	$1.44	$1.35	7	$119.5	$113.2	6
Excess investment income*	0.93	0.96	(3)	77.0	80.2	(4)
Parent company expense	(0.03)	(0.02)		(2.6)	(1.9)
Income tax	(0.79)	(0.77)	3	(65.5)	(64.6)	1
Stock option expense, net of tax	(0.02)	(0.02)		(2.0)	(1.6)

Net operating income	$1.52	$1.49	2	$126.6	$125.3	1

Reconciling items, net of tax:
Realized gains/(losses) on investments	0.06	(0.49)		5.0	(41.0)
Medicare Part D adjustment	(0.12)	(0.13)		(9.9)	(10.7)
Tax settlements	—	0.04		—	3.2

Net income	$1.46	$0.91		$121.7	$76.7

Weighted average diluted shares outstanding (000)	83,214	83,875

*	See definitions in the discussions below and in the Torchmark 2009 SEC Form 10-K.

Note: Tables in this news release may not foot due to rounding.

INSURANCE OPERATIONS – comparing the first quarter 2010 with first quarter 2009:

Life insurance accounted for 74% of the Company’s insurance underwriting margin for the quarter and 63% of total premium revenue.

Health insurance, excluding Medicare Part D, accounted for 23% of Torchmark’s insurance underwriting margin for the quarter and 29% of total premium revenue. Medicare Part D accounted for 3% of insurance underwriting margin and 8% of total premium revenue.

Net sales of life insurance increased 9%, while health sales, excluding Part D, fell 17%.

Insurance Premium Revenue

	Insurance Premium Revenue
	(dollars in millions)
	Quarter Ended March 31, 2010	Quarter Ended March 31, 2009	% Change

Life insurance	$430.3	$412.7	4
Health insurance – excluding Medicare Part D	202.7	224.0	(10)
Health – Medicare Part D	52.3	45.9	14
Annuity	2.2	2.4	(8)

Total	$687.5	$685.1	—

Insurance Underwriting Income

Insurance underwriting margin is management’s measure of profitability of its life, health and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the life, health and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended March 31, 2010	% of Premium	Quarter Ended March 31, 2009	% of Premium	% Chg.
Insurance underwriting margins:
Life	$116.1	27	$110.5	27	5
Health	35.5	18	40.8	18	(13)
Health – Medicare Part D	5.1	10	4.8	11
Annuity	0.1		(4.1)

	156.7		$152.0		3
Other income	0.6		0.7
Administrative expenses	(37.8)		(39.4)		(4)

Insurance underwriting income	$119.5		$113.2		6
Per share	$1.44		$1.35		7

Insurance Results by Distribution Channels

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

American Income Agency was Torchmark’s leading contributor to total underwriting margin ($51 million) on premium revenue of $154 million. Life premiums of $135 million were up 10% and life insurance underwriting margin of $44 million was up 9%. As a percentage of life premium, life underwriting margin was 33%, same as the year-ago quarter and the highest of the major life distribution channels at Torchmark. Producing agents grew to 4,201, up 20% from a year ago, and up 1% during the quarter. Net life sales were $34 million, up 25%.

Direct Response was Torchmark’s second leading contributor to total underwriting margin ($39 million) on premium revenue of $157 million. Life premiums of $144 million were up 6%, and the life underwriting margin of $38 million was up 15%. As a percentage of life premium, life underwriting margin was 26%, up from 24%. Net life sales were $37 million, up 8%.

LNL Agency (which now includes UA Branch Office Agency premiums and underwriting margin) was Torchmark’s third leading contributor to total underwriting margin ($26 million) on premium revenue of $163 million. Life premiums of $74 million were down 1% and life underwriting margin of $14 million was down 17%. As a percentage of life premium, life underwriting margin was 19%, down from 22%.

LNL Agency was Torchmark’s second leading contributor to health underwriting margin ($12 million) on health premium of $89 million. Health underwriting margin as a percentage of premium was 13%, down from 16%.

Sales data and agent counts are still presented separately for the LNL and UA Branch Office Agencies. LNL Agency producing agents fell to 1,535, down 57% from a year ago, and down 12% during the quarter. Net life sales for the LNL Agency were $9 million, down 29%. UA Branch Office Agency producing agents fell to 693, down 56% from a year ago and down 5% during the quarter. Net health sales for UA Branch Office Agency were $2 million, down 69%.

UA Independent Agency was Torchmark’s leading contributor to health underwriting margin ($15 million) on health premium of $82 million. Health underwriting margin as a percentage of premium was 18%, up from 17%. Net health sales were $8 million, up 4%.

Medicare Part D Prescription Drug Plan is distributed by Direct Response and the UA agencies. First quarter premium revenue was $52 million compared with $46 million in the year-ago quarter. Underwriting margin for the first quarter 2010 was $5 million, same as the year-ago quarter.

For GAAP reporting, Medicare Part D premiums are recognized evenly throughout the year when they become due, and benefit costs are recognized when the costs are incurred. Due to the design of the product, premiums are evenly distributed throughout the year, but benefit costs are much higher earlier in the year. As a result, under GAAP, benefit costs can exceed premiums in the first part of the year but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark defers excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue. For the full year, the total premiums and benefits will be the same under this alternative method as they are under GAAP. The Company reports this difference between GAAP and management’s non-GAAP disclosures, net of tax, as a reconciling item for the interim periods in the Financial Summary shown on page 1 of this release. A chart reconciling the Company’s non-GAAP financial presentation to a GAAP presentation may be viewed at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Torchmark Annuities consist of variable and fixed annuity contracts. The total underwriting gain for annuities in the first quarter 2010 was $140,000 compared to a $4.1 million loss for the year-ago quarter. The change is due primarily to the effects of fluctuations in the equity markets on variable annuity account values. The variable annuity business is Torchmark’s only business where margins are significantly impacted by changes in equity markets.

Administrative Expenses were $38 million, down 4% from the year-ago quarter due primarily to decreases in salary costs and legal fees.

INVESTMENTS

Excess Investment Income – comparing the first quarter 2010 with the first quarter 2009:

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest on net policy liabilities and interest on debt.

	Quarter Ended March 31, (dollars in millions, except per share data)
	2010	2009	% Change

Net investment income	$177.2	$169.0	5

Required interest:
Interest on net policy liabilities	(81.3)	(73.2)	11
Interest on debt	(18.9)	(15.6)	21

Total required interest	(100.2)	(88.8)	13

Excess investment income	$77.0	$80.2	(4)
Per share	$0.93	$0.96	(3)

Net investment income increased 5% even though average invested assets increased 10% because yields on fixed maturity investments acquired over the past year are lower than yields on investments that were sold or matured over the past year. In addition, the Company held significantly more cash throughout the first quarter of 2010 than the year-ago quarter. Required interest on net policy liabilities increased 11% along with a 10% increase in the related liabilities. Interest on debt increased 21% due to higher average debt outstanding and a higher average interest rate resulting from the issuance of $300 million of long-term debt in the second quarter of 2009.

Investment Portfolio

The composition of the investment portfolio at March 31, 2010 is as follows:

	(dollars in millions)
	$	% of Total

Fixed maturities (at amortized cost)	$10,603	93%
Equities	15	—
Mortgage loans	16	—
Investment real estate	2	—
Policy loans	389	3%
Other long-term investments	32	—
Short-term investments	332	3%

Total	$11,389	100%

Fixed maturities at amortized cost by asset class are as follows:

	Fixed Maturities (dollars in millions)
	Investment Grade	Below Investment Grade	Total

Corporate bonds	$7,391	$458	$7,850
Redeemable preferred stock*:
U.S.	950	348	1,298
Foreign	85	30	115
Municipal	1,136	—	1,136
Government-sponsored enterprises	55	—	55
Government and agencies	39	—	39
Residential mortgage-backed securities	20	—	20
Collateralized debt obligations	—	54	54
Other asset-backed securities	37	—	37

Total	$9,712	$891	$10,603

*	Torchmark’s redeemable preferred stock portfolio does not include any perpetual preferreds.

The market value of Torchmark’s fixed maturity portfolio was $10.4 billion; $173 million lower than amortized cost of $10.6 billion. The $173 million of net unrealized losses compares to $456 million at December 31, 2009. The decrease in unrealized losses is due primarily to the tightening of spreads on corporate debt. Due to its strong liquidity position, Torchmark does not intend to sell the securities and plans to hold these investments to maturity.

The investment portfolio contains no securities backed by sub-prime mortgages. Torchmark has no counterparty risk as it is not a party to any credit default swaps or other derivatives contracts and does not participate in securities lending.

At amortized cost, 92% of fixed maturities (93% at market value) were rated “investment grade.”

The fixed maturity portfolio earned an annual effective yield of 6.79% during the first quarter of 2010, compared to 6.97% in the year-ago quarter.

Acquisitions of fixed maturity investments during the quarter totaled $676 million at cost. Comparable information for acquisitions of fixed maturity investments is as follows:

	Quarter Ended March 31,
	2010	2009

Average annual effective yield	6.0%	7.7%
Average rating	A-	A-
Average life (in years) to:
First call	24	25
Maturity	26	26

Realized Capital Gains on Investments – during the quarter ended March 31, 2010:

Torchmark had a pre-tax net realized gain of $8 million resulting from $9 million of realized gains from dispositions offset by a $2 million impairment charge. The after-tax net realized gain was $5 million.

SHARE REPURCHASE – during the quarter ended March 31, 2010:

Torchmark’s Board of Directors authorized the resumption of the share repurchase program in the first quarter. During the quarter, the Company repurchased 220,000 shares of Torchmark Corporation common stock at a total cost of $12 million at an average price per share of $52.83.

LIQUIDITY/CAPITAL:

Torchmark’s operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows. Less than 1% of revenue arises from asset accumulation products where margins are significantly impacted by changes in the equity markets. Capital at the insurance companies continues to be sufficient to support current operations. In addition, the parent company held $194 million of cash at March 31, 2010.

UPDATED EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2010:

Torchmark projects that for the year ending December 31, 2010, net operating income per share will range from $6.10 to $6.20, assuming no further share repurchases.

OTHER FINANCIAL INFORMATION:

More detailed financial information including various GAAP and Non-GAAP ratios and financial measurements are located at www.torchmarkcorp.com on the Investor Relations page under “Financial Reports and Other Financial Information.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2009, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its first quarter 2010 earnings release conference call with financial analysts at 11:00 a.m. (Eastern) tomorrow, April 28, 2010. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investor Relations page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investor Relations page menu of the Torchmark website at “Financial Reports and Other Financial Information.”

For additional information contact:

Mike Majors

Vice President, Investor Relations

Torchmark Corporation

3700 South Stonebridge Dr.

P. O. Box 8080

McKinney, Texas 75070-8080

Phone: 972/569-3627

tmkir@torchmarkcorp.com

Website: www.torchmarkcorp.com